Exhibit 99.1

Sienna Biopharmaceuticals Reports First Quarter 2019 Financial Results

— Company Completed Positive End-of-Phase 2 Meeting with FDA for SNA-120 in Psoriasis

WESTLAKE VILLAGE, Calif., May 8, 2019 – Sienna Biopharmaceuticals, Inc. (Nasdaq:SNNA) today reported the Company’s financial results for the first quarter of 2019.

“We are pleased to report the results of our first quarter,” said Frederick C. Beddingfield III, M.D., Ph.D., President and Chief Executive Officer of Sienna. “We completed a positive End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA) for SNA-120 (pegcantratinib) in psoriasis, and the FDA has agreed with us regarding the general Phase 3 study design, including the primary endpoint, the Investigator Global Assessment (IGA) 2-grade composite, which has been the Phase 3 primary endpoint for recent topical psoriasis drugs approved by the FDA and on which we demonstrated clinically meaningful and statistically significant improvement in our recent Phase 2b clinical trial. We continue to work enthusiastically toward enrolling the first patient in our SNA-120 Phase 3 program later this year.”

Selected Financial Results

Total operating expenses for the three months ended Mar. 31, 2019 were approximately $15.8 million, which includes research and development (R&D) expenses totaling approximately $7.1 million and general and administrative (G&A) expenses totaling approximately $8.7 million. Total operating expenses for the three months ended Mar. 31, 2018 were approximately $18.5 million, which included R&D expenses totaling approximately $13.0 million and G&A expenses totaling approximately $5.5 million. The year-over-year decrease in R&D expenses was due primarily to decreased development costs related to clinical trials for SNA-120 and SNA-001 and decreased manufacturing costs. The year-over-year increase in G&A expenses was due primarily to a $3.1 million increase in the non-cash expense related to the fair value of the contingent consideration liability associated with the Company’s acquisition of Creabilis plc in December 2016. Operating expenses for the three months ended Mar. 31, 2019 also included a one-time expense of $0.8 million related to cash severance payments associated with the January 2019 restructuring.

Cash burn during the three months ended Mar. 31, 2019 was approximately $12.8 million. Sienna’s cash and cash equivalents as of Mar. 31, 2019 totaled approximately $57.2 million, which includes the $21.4 million in net proceeds from the Company’s February 2019 follow-on public offering.

About Sienna Biopharmaceuticals

Sienna Biopharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on bringing unconventional scientific innovations to patients whose lives remain burdened by their disease. We draw upon our deep knowledge and experience in drug development across multiple therapeutic areas as we build a unique, diversified, multi-asset portfolio of therapies in immunology and inflammation that target select pathways in specific tissues, with our initial focus on one of the most important ‘immune’ tissues, the skin. We are leading the way with our novel proprietary technology platform, applying a scientific design process to create potent targeted pharmacologically active molecules that are directed toward a specific target tissue and a select disease pathway, and with minimal to no systemic exposure. At Sienna, we are going where it still matters for patients.

For more information, visit the Company’s website at www.SiennaBio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements by Sienna’s Chief Executive Officer regarding the progress and timing of Sienna’s SNA-120 development, including anticipated enrollment in the Phase 3 program for SNA-120. Such forward-looking statements involve substantial risks and uncertainties that could cause Sienna’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the pharmaceutical drug and medical device development processes, including regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing pharmaceutical drug and medical device products, Sienna’s ability to successfully protect and defend its intellectual property, and other matters that could affect the sufficiency of existing cash to fund operations and the availability or commercial potential of Sienna’s drug candidates. Sienna undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see Sienna’s most recent Annual Report on Form 10-K and any subsequent current and periodic reports filed with the Securities and Exchange Commission.

Sienna Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2019	2018
Operating expenses:
Research and development	$7,093	$12,980
General and administrative	8,746	5,497

Total operating expenses	15,839	18,477

Loss from operations	(15,839)	(18,477)
Other income (expense), net	(543)	1,374)

Net loss	$(16,382)	$(17,103)

Per share information:
Net loss, basic and diluted[1]	$(0.67)	$(0.85)

Basic and diluted weighted average shares outstanding[2]	24,606	20,228

[1]	Diluted net loss per share is the same as basic net loss per share, as the effects of potentially dilutive securities are antidilutive during periods of net loss.
[2]	As of Mar. 31, 2019, there were 30,375,820 shares of common stock outstanding.

Sienna Biopharmaceuticals, Inc.

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31, 2019	December 31, 2018
Cash and cash equivalents	$57,169	$48,526
Working capital	36,216	26,063
Total current assets	58,669	50,412
Total assets	115,054	107,306
Total current liabilities	22,453	24,349
Long-term debt, net	29,237	30,125
Accumulated deficit	175,786	159,368
Total stockholders’ equity	33,286	26,581

Contact:

Investors

Sean Andrews

sandrews@siennabio.com

818-629-2244

Media

Caroline Van Hove

cvanhove@siennabio.com

818-575-6250

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Sienna Biopharmaceuticals, Inc.

30699 Russell Ranch Road, Suite 140, Westlake Village, CA 91362

Office 818-629-2256 | Fax 818-706-1214

www.SiennaBio.com

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